As filed with the U.S. Securities and Exchange Commission on August 9, 2024
Registration Statement No. ___

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FREYR Battery, Inc.
(Exact name of registrant as specified in its charter)

Delaware	93-3205681
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
6&8 East Court Square, Suite 300,
Newnan, Georgia 30263
(678) 632-3112

(Address of principal executive offices, including zip code)
2021 Equity Incentive Plan (as amended and restated)

(Full title of the plan)

Tom Einar Jensen
FREYR Battery, Inc.
6&8 East Court Square, Suite 300,
Newnan, Georgia 30263
(678) 632-3112

(Name, address and telephone number, including area code, of agent for service)
With copies to:
Denis Klimentchenko, Esq.
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate, London EC2N 4BQ
United Kingdom
+44 (20) 7519 7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
FREYR Battery, Inc. (the “Company” or “Registrant”) is filing this registration statement on Form S-8 (“Registration Statement”) to register 9,900,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Company’s 2021 Equity Incentive Plan (amended and restated as of April 22, 2024) (the “2021 Equity Incentive Plan (as amended and restated)”). At the 2024 Annual Meeting of Stockholders of the Registrant held on June 13, 2024, the Company’s stockholders approved the 2021 Equity Incentive Plan (as amended and restated), which, among other things, increased by 9,900,000 the total number of shares of Common Stock available for grant under the 2021 Equity Incentive Plan (as amended and restated) to 34,900,000.
This Registration Statement relates to securities of the same class as that to which the registration statements on (i) Form S-8 filed by FREYR Battery on December 17, 2021 and Post-Effective Amendment No. 1 to Form S-8 (Commission File No. 333-267125) and (ii) Form S-8 filed by FREYR Battery on August 10, 2023 and Post-Effective Amendment No. 1 to Form S-8 (Commission File No. 333-273862) (collectively, the “Prior Registration Statements”) relate and is submitted in accordance with General Instruction E to Form S-8 regarding the Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements, to the extent relating to the registration of the shares of Common Stock issuable under the 2021 Equity Incentive Plan (as amended and restated), are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART I.
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of the instructions to the Registration Statement will be sent or given to participants in the Incentive Plan as required by Rule 428(b)(1) of the rules promulgated under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not being filed with the Securities and Exchange Commission (the “SEC”) as a part of this Registration Statement in accordance with Rule 428(b) and the Note to Part I of Form S-8.

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
We are incorporating by reference certain information that we have filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information contained in the documents that we are incorporating by reference is considered to be part of this Registration Statement, and the information that we later file with the SEC will automatically update and supersede the information contained or incorporated by reference into this Registration Statement.
a.The Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024 (the “Annual Report”).
b.The portions of the Company’s Definitive Proxy Statement on Schedule 14A as filed with the SEC on April 29, 2024, that are incorporated by reference into the Annual Report.
c.The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 8, 2024.
d.The Company’s Current Reports on Form 8-K, as applicable, filed with the SEC on February 29, 2024, March 21, 2024, April 18, 2024, April 19, 2024, May 8, 2024, June 6, 2024 and June 14, 2024 (excluding “furnished” and not “filed” information).
e.The Company’s Current Report on Form 8-K12B filed with the SEC on January 2, 2024.
f.The description of the Company’s Common Stock which is contained in Exhibit 4.5 of the Annual Report, and any report or amendment filed for the purpose of updating such description.
All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
Under the Delaware General Corporation Law (the “DGCL”), a corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.
The DGCL generally permits a Delaware corporation to indemnify directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement of any action or suit for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, which they had no reasonable cause to believe was unlawful; provided, that in an action by or in the right of the corporation such indemnification is limited to expenses (including attorneys’ fees).
The Company’s Amended and Restated Certificate of Incorporation provides that no director will be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s or officer’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.
3

The Company’s Amended and Restated Bylaws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, as the latter term is defined in Section 16 of the Exchange Act, or any person who is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.
The Company shall pay expenses (including attorneys’ fees) incurred by a director or officer of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the Company or by persons serving at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Company deems appropriate.
The Company may purchase and maintain insurance to protect any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, whether or not the Company would have the power or the obligation to indemnify him against such liability under the indemnification provisions of the Company’s Amended and Restated Bylaws.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K12B filed on January 2, 2024)
4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K12B filed on January 2, 2024)
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom (UK) LLP
23.1*	Consent of PricewaterhouseCoopers AS, independent registered accounting firm
23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom (UK) LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature page hereto)
99.1*	2021 Equity Incentive Plan (amended and restated as of April 22, 2024)
107*	Filing Fee Table
* Filed herewith
Item 9. Undertakings
(a) The undersigned registrant hereby undertakes:
(1). To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change
1

in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee”, as applicable, table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (i) and (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement
(2). That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3). To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4). The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
 Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oslo, Norway, on August 9, 2024.

FREYR BATTERY

By:	/s/ Tom Einar Jensen
Name:	Tom Einar Jensen
Title:	Chief Executive Officer and Director

 KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Tom Einar Jensen and Joseph Evan Calio, and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tom Einar Jensen	Chief Executive Officer and Director	August 9, 2024
Tom Einar Jensen	(Principal Executive Officer)

/s/ Joseph Evan Calio	Group Chief Financial Officer	August 9, 2024
Joseph Evan Calio	(Principal Financial Officer)

/s/ Daniel Barcelo	Chairman	August 9, 2024
Daniel Barcelo

/s/ Todd Jason Kantor	Director	August 9, 2024
Todd Jason Kantor

/s/ Peter Matrai	Director	August 9, 2024
Peter Matrai

/s/ David J. Manners	Director	August 9, 2024
David J. Manners

/s/ Tore Ivar Slettemoen	Director	August 9, 2024
Tore Ivar Slettemoen

/s/ Daniel Aremus Steingart	Director	August 9, 2024
Daniel Aremus Steingart

/s/ Jessica Wirth Strine	Director	August 9, 2024
Jessica Wirth Strine